Filed pursuant to Rule 424(b)(3)
                                           (File No. 33-64682)

                      6,050,000 SHARES OF COMMON STOCK

                            NIAGARA CORPORATION

          This Prospectus relates to the issuance and sale to certain holders of warrants (the "Warrantholders"), from time to time, of 5,750,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Niagara Corporation (formerly International Metals Acquisition Corporation), a Delaware corporation ("Niagara"), upon the exercise of warrants issued in connection with Niagara's initial public offering in August 1993 (the "IPO Warrants"). This Prospectus also relates to the issuance and sale to certain Warrantholders, from time to time, of 300,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with Niagara's bridge financing in May 1993 (the "Bridge Warrants" and, together with the IPO Warrants, the "Warrants"). The Warrants were issued pursuant to the terms of a Warrant Agreement, dated as of August 13, 1993, between Niagara and Continental Stock Transfer and Trust Company, as Warrant Agent (the "Warrant Agreement"). Each of the 6,050,000 Warrants outstanding at October 24, 1997 entitles the holder thereof to purchase from Niagara, until the close of business on August 13, 2000, one share of Common Stock at an exercise price of $5.50, subject to adjustment in certain circumstances. The Warrants are redeemable at the option of Niagara at a price of $.01 per Warrant upon at least 30 days' notice in the event that the last sale price of the Common Stock has been at least $10.00 per share for 20 consecutive trading days ending on the third business day prior to the date on which notice of redemption is given.
     Niagara has entered into an agreement with certain institutional lenders to Niagara Cold Drawn Corp., its wholly-owned subsidiary ("Niagara Cold Drawn"), to exercise such option to redeem the Warrants at the earliest time permitted under the Warrant Agreement and to use the net proceeds from the exercise of the Warrants to prepay at a premium the indebtedness owed by Niagara Cold Drawn to such institutional lenders. See "Use of Proceeds" and "Plan of Distribution." The shares of Common Stock issuable by Niagara upon the exercise of the Warrants are hereinafter referred to as the "Offered Shares."

          If all the Warrants are exercised, the Company would realize $33,275,000 in proceeds. See "Use of Proceeds" and "Plan of Distribution."

          The Common Stock and the Warrants are quoted on the Nasdaq National Market under the symbols "NIAG" and "NIAGW", respectively. On October 24, 1997, the per share closing price of the Common Stock as reported on the Nasdaq National Market was $10.25.

    INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISK FACTORS RELATING TO
     NIAGARA AND AN INVESTMENT IN THE COMMON STOCK. SEE "RISK FACTORS"
                            BEGINNING ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
               EQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is October 28, 1997.


                           AVAILABLE INFORMATION

          Niagara is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Niagara can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by Niagara can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

          Niagara has filed with the Commission a Registration Statement (No. 33-64682) (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued under this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding Niagara and the Offered Shares, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

           CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
     PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors" below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "The Company," in future filings by Niagara with the Commission, in Niagara's press releases and in oral statements made by authorized officers of Niagara. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and other similar expressions are intended to identify forward-looking statements.


                    DOCUMENTS INCORPORATED BY REFERENCE

          The following documents, or portions of documents, previously filed by Niagara with the Commission are incorporated by reference in this Prospectus:

          1. Niagara's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended on October 27,
               1997).

          2. Niagara's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          3. Niagara's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (as amended on October 27, 1997).

          4. Niagara's Current Reports on Form 8-K, dated January 29, 1997 and May 2, 1997 (as amended on July 2, 1997 and October 27, 1997).

          5. The description of the Common Stock contained in the Niagara's Registration Statement on Form 8-A, dated August 10, 1993.

          All documents subsequently filed by Niagara pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

          Niagara will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Niagara
     Corporation, 667 Madison Avenue, New York, New York  10021,
     Attention: Secretary (telephone: (212) 317-1000).


                        ADDRESS AND TELEPHONE NUMBER

          The mailing address and telephone number of Niagara's principal executive offices are as follows:

                              Niagara Corporation
                              667 Madison Avenue
                              New York, New York  10021
                              Telephone: (212) 317-1000.


                                THE COMPANY

     CORPORATE HISTORY

          Niagara was organized on April 27, 1993 with the objective of acquiring an operating business engaged in the metals processing and distribution industry or metals-related manufacturing industry.

          On August 16, 1995, Niagara purchased all outstanding shares of capital stock of Niagara Cold Drawn, a leading manufacturer of cold drawn steel bars in the northeast and southeast regions of the United States, for $10,744,045 in cash.

          On January 31, 1996, Niagara Cold Drawn purchased all outstanding shares of capital stock of Southwest Steel Company, Inc. ("Southwest"), a manufacturer of cold drawn steel bars servicing the southwest region of the United States. As consideration for such shares, Niagara Cold Drawn paid $1,920,000 in cash and $1,156,773 principal amount of Niagara Cold Drawn promissory notes guaranteed by Niagara. In connection with this acquisition, Niagara Cold Drawn discharged $8,518,691 of Southwest indebtedness and Niagara guaranteed $898,000 of Southwest indebtedness. On May 8, 1996, pursuant to the provisions of the Southwest stock purchase agreement, Niagara Cold Drawn asserted indemnification claims in the aggregate amount of approximately $1,300,000 against the former Southwest stockholders. On May 22, 1996, Niagara Cold Drawn brought an action against such stockholders relating to these claims. The defendants have denied liability in their answer.

          During 1996, Southwest completed construction of a new plant outside Dallas, Texas and closed existing facilities in Tulsa, Oklahoma. On November 1, 1996, Southwest was merged into Niagara Cold Drawn.

          On April 18, 1997, Niagara Cold Drawn purchased from Quanex Corporation ("Quanex") all outstanding shares of capital stock of LaSalle Steel Company ("LaSalle," and, collectively with Niagara and Niagara Cold Drawn, the "Company"), one of the largest domestic producers of cold drawn steel. In consideration for the sale of such shares (i) Niagara Cold Drawn paid Quanex $65,500,000 in cash at the closing and (ii) Quanex or Niagara Cold Drawn, as the case may be, will pay the other an amount based on changes in LaSalle's stockholder's equity between October 31, 1996 and March 31, 1997, as reflected on LaSalle's balance sheets as of such dates. The LaSalle stock purchase agreement also provides that Quanex or Niagara Cold Drawn, as the case may be, pay the other an amount based on cash activity in the intercompany account between Quanex and LaSalle from April 1, 1997 through April 18, 1997. On July 2, 1997, Niagara and Niagara Cold Drawn submitted to Quanex a statement disputing the amounts reflected on the balance sheet of LaSalle as of March 31, 1997 for inventory reserves, doubtful account allowances and certain accrued expenses and reserves, in the aggregate amount of $2,136,584. Any dispute between Niagara and Niagara Cold Drawn and Quanex concerning such financial statement is subject to binding arbitration by an independent accounting firm.

          The acquisition of LaSalle and the refinancing of existing Niagara Cold Drawn indebtedness was financed pursuant to (i) a revolving credit and term loan agreement with Niagara Cold Drawn and LaSalle (guaranteed by Niagara), providing for a $50,000,000 three-year revolving credit facility and a $40,000,000 term loan and (ii) the issuance and sale of $20,000,000 aggregate principal amount of 12.5% senior subordinated notes of Niagara Cold Drawn due April 18, 2005 (the "Subordinated Notes"). In connection with this financing, the purchasers of the Subordinated Notes were issued 285,715 shares of Common Stock.

     PRODUCTS

          Following the acquisition of LaSalle, Niagara, through its wholly-owned subsidiaries, became the largest independent producer of cold drawn steel bars in the United States. The manufacture of these bars involves several steps. Hot-rolled steel bars are cleaned of mill scale by a process that involves shotblasting the surface of the bars with hardened steel shot. After shotblasting, the bars are mechanically drawn, or pulled, through a tungsten carbide die containing an orifice one-sixteenth of an inch smaller in cross-section than the size of the hot-rolled bar. Drawing the hot-rolled steel bar in this manner elongates the bar and creates a quality micro-finished surface. The bars are then cut to length and straightened. As an additional step, bars may be turned and/or ground to very close tolerance levels. This process produces steel bars with
     (i) a smooth and shiny surface, (ii) uniform shape, with close size tolerance, (iii) enhanced strength characteristics and (iv) improved machinability. These characteristics are essential for many industrial applications.

          Niagara Cold Drawn manufactures round bars ("Rounds"), ranging from one-quarter inch to six inches in diameter, and rectangular, square and hexagonal bars ("Shapes") in a variety of sizes, the majority of which are drawn in sizes one-quarter inch to 6 inches thick and up to 15 inches wide. The bars are produced in lengths from 10 to 20 feet, with most being 10 to 12 feet in length. Niagara Cold Drawn's products include (i) cold drawn bars which are used in machining applications, automotive and appliance shafts, screw machine parts and machinery guides,
     (ii) turned, ground and polished bars which are used in precision shafting and (iii) drawn, ground and polished bars which are used in chrome-plated hydraulic cylinder shafts. Niagara Cold Drawn also offers turning and polishing services (on bars not owned by the Company) which are used in induction hardened parts and spline shafts.

          LaSalle is a technological leader in the development of specialized cold drawn steel products, having obtained numerous foreign and domestic patents throughout its history. LaSalle pioneered the large drawbenches commonly used in cold finishing today and developed the principle of stress-relieving cold finished steel bars. LaSalle employs a number of advanced processing techniques in the manufacture of value-added steel bars including thermal treatment and chrome plating. In addition to cold drawn bars, LaSalle's products include (i) custom cut bars shipped on a "just-in-time" basis which are used in steering columns and shock absorbers, (ii) stress relieved bars which are used in high strength shafting, gears and drive mechanisms, (iii) quench and tempered bars which are used in high strength bolting and high impact rod cylinders and (iv) chrome plated bars which are used in hydraulic and pneumatic cylinders.

     CUSTOMERS

          The Company sells its products primarily to steel service centers, which accounted for approximately 75% of sales for the six months ended June 30, 1997, with the balance of sales to original equipment manufacturers ("OEMs") and the screw machine industry. Steel service centers purchase and warehouse large quantities of standardized steel products which are then sold directly to OEMs. OEMs use cold drawn steel bars in a wide range of products. The Company concentrates its sales efforts on steel service centers, which purchase relatively standardized products on a regular basis. By focusing on this market, the Company attempts to minimize the risk of holding obsolete inventory.

          The Company has approximately 650 active customers in the United States and Canada and is not dependent upon any one geographical market. For the six months ended June 30, 1997, the Company's 10 largest customers (by tons shipped) represented approximately 65% of sales, and its 3 largest customers, Alro Steel Corporation, A.M. Castle & Co. and Earle M. Jorgensen Co., represented approximately 49% of sales. The loss of any of the three largest customers would have a material adverse effect on sales.

     MARKETING

          The Company markets its products through salaried in-house sales personnel and sales representatives compensated on a commission-only basis. Such sales representatives and in-house personnel cover approximately 90% of the United States and certain regions of Canada.

     STRATEGY

          The Company's business strategy focuses on improving product quality and customer service and on maintaining strict cost controls. With the acquisition of LaSalle, the Company can offer a full product line on a national level.

          The Company seeks to obtain a competitive advantage through its ability to supply customers on a timely basis with an extensive range of sizes and Shapes of high quality cold drawn steel bars. In this regard, the Company maintains finished goods inventories of the most commonly ordered sizes and Shapes.

          In order to improve profitability, the Company has chosen to specialize on higher margin and value-added products. In addition, the Company is implementing a system of inventory management to supply more efficiently multiple locations of steel service center companies.

     RAW MATERIALS

          The Company purchases raw materials, which consists of hot-rolled steel bars, from integrated steel mills and mini-mills. The cost of hot-rolled steel bars purchased from mini-mills is primarily dependent on the price of scrap steel. Since the price of scrap steel is subject to substantial price fluctuations, the price of hot-rolled steel bars is subject to similar fluctuations. The Company obtains raw material from both domestic and foreign suppliers and is generally able to pass along to customers increases in the price of hot-rolled steel.

     COMPETITION

          The cold drawn steel bar market is highly competitive, based on price, product quality and customer service. The Company's strategy is to seek to remain competitive on price and surpass its competitors in product quality and customer service. Its principal competitors are domestic companies, including both integrated and independent cold drawn steel bar producers.

          The Company believes that the ability to offer a full line of cold finished bar products and the proximity of facilities to major steel service center markets are key competitive factors in the industry. Close geographic proximity results in reduced freight costs and faster delivery of customer orders. The cold drawn steel industry allocates freight costs among suppliers and customers based on an "equalizing" system whereby the customer pays freight cost equal to that of the nearest supplier. The Company's five manufacturing facilities (located in Buffalo, New York; Chattanooga, Tennessee; Midlothian, Texas; and Hammond and Griffith, Indiana) provide close proximity to many customers.

          The Company competes in a narrow segment of the steel industry, but its business is affected by conditions within the broader steel industry and in particular the automotive and machine tool industries. Consequently, a significant downturn in the broader steel industry (which generally results from a downturn in the U.S. economy as a whole) or the automotive or machine tool industries may result in a similar downturn in the cold drawn steel bar market and have an adverse effect on the Company.

     EMPLOYEES

          As of August 31, 1997, the Company employed approximately 650 persons. It believes that its relationship with its employees is good. All of LaSalle's 279 hourly employees at its Hammond, Indiana facility as of such date were covered by a collective bargaining agreement with The Progressive Steelworker's of Hammond, Inc. which expires on May 17, 1998. All of LaSalle's 20 hourly employees at its Griffith, Indiana facility as of such date were covered by a collective bargaining agreement with the United Steel Workers of America and its local affiliate which expires on February 19, 2000.

     ENVIRONMENTAL MATTERS

          Under applicable state and federal laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), Niagara Cold Drawn and LaSalle may be responsible for costs required to remove or remediate previously disposed wastes or hazardous substances at locations owned or operated by them or at locations owned or operated by third parties where they, or a company from which they acquired assets, arranged for the disposal of such materials. Claims for such costs have been made against LaSalle with respect to three such third-party sites. Management believes that, in two cases, the volumes of waste allegedly attributable to LaSalle and the share of costs for which it may be liable are de minimis. In the third case, LaSalle has received an insurance settlement in an amount that exceeds the financial contribution it has been required to make to date. Because liability under CERCLA and analogous state laws is generally joint and several and because further remediation work may be required at these sites, LaSalle may be required to contribute additional funds. However, based on its volumetric share of wastes disposed and the participation of other potentially liable parties, management does not believe that LaSalle's share of additional costs will have a material adverse effect on the Company's business or financial position.


                                RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors, in addition to other information contained in or incorporated by reference in this Prospectus.

     CYCLICALITY

          The Company's products are used in the automotive, machine tool, construction and manufacturing industries, among others. As a result, demand for such products is closely tied to the economic cycles that drive these businesses. For this reason, the Company's financial performance has been, and will likely continue to be, cyclical in nature.

     COMPETITION FROM LARGER, VERTICALLY INTEGRATED COMPETITORS

          The Company's three largest competitors, Republic Engineered Steels, Inc., Nucor Corporation, and Bar Technologies, Inc., are vertically integrated with both hot rolling and cold drawing capabilities. This integration could result in lower raw material costs to these competitors.

     EXPIRATION OF UNION CONTRACTS

          All of LaSalle's 279 hourly employees (as of August 31,
     1997) at its Hammond, Indiana facility are covered by a collective bargaining agreement with The Progressive Steelworker's of Hammond, Inc. which expires on May 17, 1998. All of LaSalle's 20 hourly employees (as of August 31, 1997) at its Griffith, Indiana facility are covered by a collective bargaining agreement with the United SteelWorkers Union and its local affiliate which expires on February 19, 2000. There is no assurance that the Company will be able to negotiate new agreements on favorable economic terms.

     ENVIRONMENTAL MATTERS

          As manufacturers of cold finished steel, Niagara Cold Drawn and LaSalle are subject to extensive regulations concerning the discharge of materials into the environment and the remediation of environmental contamination at their plant sites or at offsite disposal locations. While the costs of complying with current regulations and the Company's share of remediation expenses at locations where Niagara Cold Drawn or LaSalle has been identified as a responsible party have not adversely affected the Company in any material respect, there is no assurance that substantial additional costs will not be required as a result of more stringent regulations, an increase in the Company's share of remediation costs at those locations where Niagara Cold Drawn or LaSalle have been identified as a responsible party, or the discovery of additional contamination at the Company's facilities or at other locations for which the Company would be responsible.

     HIGH DEGREE OF LEVERAGE

          The capitalization of the Company at June 30, 1997 includes $85.5 million of indebtedness, representing a ratio of debt to capitalization of 82.5%. This high degree of leverage poses a risk that, in a significant economic downturn, the Company may not generate enough cash to service debt and adequately fund operations. Under certain circumstances, the Company is required to use the net proceeds from the exercise of the Warrants to prepay certain indebtedness at a premium. See "Use of Proceeds."

     SHARES ELIGIBLE FOR FUTURE SALE

          Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. In addition to 3,954,465 shares of Common Stock, Niagara currently has outstanding 6,050,000 Warrants which are exercisable for an equal number of shares of Common Stock at $5.50 per share (subject to anti-dilution adjustments). The Company may in the future cause the Common Stock issuable pursuant to stock options granted to employees and directors of the Company to be registered under the Securities Act.

     ANTI-TAKEOVER EFFECT OF POTENTIAL ISSUANCES OF PREFERRED STOCK

          Niagara's Restated Certificate of Incorporation authorizes Niagara's Board of Directors to issue, without stockholder approval, up to 500,000 shares of Preferred Stock, par value $.001 per share, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as may be permitted under the General Corporation Law of the State of Delaware. Niagara has no current intention to issue any of such shares. This provision may be deemed to be "anti-takeover" in nature in that it may deter, discourage or make more difficult the acquisition of control of Niagara by another entity or person through a tender offer, merger, proxy contest or other transaction or series of transactions.

     NO ANTICIPATED DIVIDENDS

          The agreements entered into by Niagara, Niagara Cold Drawn and LaSalle in connection with the financing of Niagara Cold Drawn's acquisition of LaSalle on April 18, 1997 and the refinancing of existing Niagara Cold Drawn indebtedness carry restrictions on, among other things, the payment of dividends. As a result, Niagara's Board of Directors does not anticipate authorizing the payment of any dividends on the Common Stock in the foreseeable future.


                              USE OF PROCEEDS

          If all the Warrants are exercised, Niagara will realize proceeds in the amount of $33,275,000 (based on an exercise price of $5.50 per share). In connection with the acquisition of LaSalle and the refinancing of existing Niagara Cold Drawn indebtedness, Niagara, Niagara Cold Drawn and LaSalle entered into separate Note and Stock Purchase Agreements with The Prudential Insurance Company of America, The Equitable Life Assurance Society of the United States and United States Fidelity and Guaranty Company (collectively, the "Note and Stock Purchase Agreements"), providing for the issuance and sale of the Subordinated Notes and 285,715 shares of Common Stock. The Note and Stock Purchase Agreements require Niagara to redeem the Warrants at the earliest time permitted under the Warrant Agreement and to use the net proceeds from the exercise of the Warrants to prepay the Subordinated Notes at 107% of the outstanding principal amount, together with accrued interest to the redemption date. There can be no assurance that any of the Warrants will be exercised. Proceeds from the exercise of the Warrants in excess of those required to prepay the Subordinated Notes pursuant to the Note and Stock Purchase Agreements will be used for general corporate purposes and working capital.


                            PLAN OF DISTRIBUTION

          Niagara will issue the Offered Shares from time to time upon the exercise of the Warrants by the Warrantholders. Each of the 6,050,000 Warrants outstanding at October 24, 1997 entitles the holder thereof to purchase from Niagara, until the close of business on August 13, 2000, one share of Common Stock at an exercise price of $5.50, subject to adjustment in certain circumstances. The Warrants are redeemable at the option of Niagara at a price of $.01 per Warrant upon at least 30 days' notice in the event that the last sale price of the Common Stock has been at least $10.00 per share for 20 consecutive trading days ending on the third business day prior to the date on which notice of redemption is given. The Note and Stock Purchase Agreements require Niagara to redeem the Warrants at the earliest time permitted under the Warrant Agreement and to use the net proceeds from the exercise of the Warrants to prepay the Subordinated Notes at 107% of the outstanding principal amount, together with accrued interest to the redemption date. Niagara will receive from the Warrantholders the exercise price of the Warrants upon such exercise. See "Use of Proceeds."


                               LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

          The consolidated balance sheets of Niagara and subsidiary as of December 31, 1996 and 1995, the related consolidated statements of operations, stockholders' equity and cash flows and the related schedules for each of the three years in the period ended December 31, 1996, and the statements of operations and cash flows of Niagara Cold Drawn for the period from January 1, 1995 to August 16, 1995, incorporated in this Prospectus and elsewhere in the Registration Statement, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

          The balance sheets of LaSalle as of October 31, 1996, 1995 and 1994, and the related statements of income and retained earnings, and cash flows, and the related schedules for each of the three years in the period ended October 31, 1996, incorporated in this Prospectus and elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

          The statements of operations and cash flows of Niagara Cold Drawn for the year ended December 31, 1994, incorporated in this Prospectus and elsewhere in the Registration Statement, have been audited by MacDade Abbott LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.



          No dealer, salesman or                6,050,000 SHARES
     any other person has been
     authorized to give any
     information or to make any
     representation not contained
     in this Prospectus, and, if
     given or made, such
     information or representation
     must not be relied upon as
     having been authorized by the
     Company.  This Prospectus does            NIAGARA CORPORATION
     not constitute an offer to
     sell or a solicitation of an
     offer to buy any of the
     securities offered hereby in
     any jurisdiction to any person
     to whom it is unlawful to make               COMMON STOCK
     such offer in such
     jurisdiction.  Neither the
     delivery of this Prospectus
     nor any sale made hereunder
     shall, under any
     circumstances, create any
     implication that the
     information herein is correct
     as of any time subsequent to
     the date hereof or that there
     has been no change in the
     affairs of the Company since
     such date.


              ____________

                                               ____________________

                                                  PROSPECTUS
                                               ____________________


            TABLE OF CONTENTS

                                  Page
     Available Information ....     2

     Cautionary Statement for
     Purposes of the "Safe
     Harbor" Provisions of
     the Private Securities
     Litigation Reform Act
     of 1995 ...................    2

     Documents Incorporated by
     Reference .................    3

     Address and Telephone
     Number ....................    3

     The Company ...............    4

     Risk Factors ..............    8

     Use of Proceeds ...........    9

     Plan of Distribution ......    9

     Legal Matters .............   10             OCTOBER 28, 1997

     Experts ...................   10